UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2025

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, no par value	POR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01    Other Events.
On October 21, 2025, the Public Utility Commission of Oregon (OPUC) issued an Order (Order 25-417) in Portland General Electric’s (PGE, or the Company) request to recover the revenue requirement associated with the Seaside Battery Energy Storage System (Seaside) filed on May 30, 2025 (OPUC Docket UE 455). The Order was supported by a memorandum of understanding (MOU) entered into between PGE and key regulatory stakeholders. The MOU guided the recovery proceeding for Seaside, PGE’s largest standalone battery storage project which has been serving customers since July 2025.

The Order calls for the following:
•a rate base increase of $220 million, net of estimated Investment Tax Credit benefits of $125 million;
•9.34% return on equity (ROE);
•an annual revenue requirement increase of $42 million, excluding impacts related to Net Variable Power Costs (NVPC), compared to PGE’s filed request of $46 million at closing briefs.

The Order also results in a $6 million revenue requirement increase for the remainder of 2025, inclusive of NVPC customer benefits. Seaside’s NVPC is included in PGE’s Annual Update Tariff (AUT) filings for 2026 (OPUC docket UE 452) and onward.

Other key items in the Order include:
•The adoption of an earnings test at PGE’s authorized ROE, implemented via a deferral to track Seaside revenues and refund excess earnings, if applicable.

The Seaside revenue requirement will be included in customer prices effective October 31, 2025.

More information about the Seaside filing (OPUC Docket UE 455) is available on the OPUC website at www.oregon.gov/puc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	October 22, 2025	By:	/s/ Joseph R. Trpik
Joseph R. Trpik
Senior Vice President, Finance and Chief Financial Officer
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